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                                                                    EXHIBIT 12.1


                                  METLIFE, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------------------------
                                                        2003        2002        2001         2000         1999
                                                      --------    --------    --------     --------     --------
                                                                              (DOLLARS IN MILLIONS)
Income from continuing operations
  before provision for income taxes                   $  2,630    $  1,636    $    570     $  1,257     $  1,047
Minority interests                                         110          73          57          115           55
Undistributed income and losses of investees               144         153        (102)        (200)        (162)
                                                      --------    --------    --------     --------     --------
ADJUSTED EARNINGS                                        2,884       1,862         525        1,172          940
                                                      ========    ========    ========     ========     ========

ADD FIXED CHARGES:

Interest                                                   478         403         332          436          405
Estimated interest component of rent expense (1)            59          86          82           59           45
Interest credited to bank deposits                          17           7           3           --           --
Interest credited to policyholder account balances       3,035       2,950       3,084        2,935        2,442
                                                      --------    --------    --------     --------     --------
TOTAL FIXED CHARGES                                      3,589       3,446       3,501        3,430        2,892
                                                      ========    ========    ========     ========     ========

                                                      --------    --------    --------     --------     --------
TOTAL EARNINGS                                        $  6,473    $  5,307    $  4,025     $  4,603     $  3,832
                                                      ========    ========    ========     ========     ========


RATIO OF EARNINGS TO FIXED CHARGES                        1.80        1.54        1.15         1.34         1.33
                                                      ========    ========    ========     ========     ========

(1) 23.1% for 2003, 29.1% for 2002 and 2001, and 25.9% for all previous periods